EXHIBIT 99.1

                 [Ellington Management Group, L.L.C. Letterhead]

                                                                December 8, 1999


VIA FACSIMILE

Fredrick N. Khedouri
Chairman of the Board of Directors
Laser Mortgage Management, Inc.
151 West Passaic Street
Rochelle Park,  NJ  07662

Dear Fred:

     In our letter of November 5th, we at Ellington Management Group proposed that our funds acquire, in a negotiated transaction, up to 100% of the outstanding shares of Laser at a price of $4.15 per share. On November 12th, in an effort to improve our bid, we requested certain information pertaining to the expenses that the Company could be expected to incur in connection with a sale of the Company to Ellington. Having been supplied some of this information as recently as December 6th, we are now prepared to revise our proposal.

     Upon review of the information supplied to us, we are now proposing to purchase up to all outstanding Laser shares at $4.30 per share. This price represents a premium of approximately 12.8% over Laser's closing share price on 12/6/99 of $3.8125, and represents a premium of approximately 18.6% over the average trading price of Laser shares over the past six months. This proposal is based on our current knowledge of Laser's portfolio; to the extent existing assets are liquidated, our valuation could be adversely impacted.

     We are committed to engaging in this transaction. In light of the recent information supplied to us, we believe that we can substantially simplify our due diligence by eliminating the uncertainties in transaction-related expenses. To this end, we have incorporated into our proposal the assumption that certain third party expenses will not exceed certain levels, and that, as part of the due diligence process, these expenses will in fact be capped at or below such levels. Specifically, we are assuming that all payments (including termination fees) to the manager, Mariner Mortgage Management, will total no more than $1 million. We are also assuming that the total fees paid to your advisor, Lehman Brothers, will not exceed $1.1 million; therefore if $600,000 in Lehman fees have been accrued and/or paid to date, as is our understanding, then we are assuming that remaining Lehman fees will not exceed $500,000. Finally, we are assuming that all other future transaction-related expenses will not exceed $250,000 (for example, $125,000 in legal fees and $125,000 in miscellaneous expenses).

     Our proposal is conditioned only upon the completion of mutually acceptable definitive documentation and the satisfactory completion of our due diligence. We and our advisors are prepared to meet with Laser and its advisors to negotiate and finalize all the documentation necessary to reflect the transaction described above as soon as we receive an executed copy of the enclosed exclusivity letter agreement.

     We propose a two step transaction pursuant to which we would commence a tender offer that receives the full support and recommendation of the Laser board, to be followed by a back- end merger. The tender offer would be subject to customary conditions, including that there be tendered such number of shares that, when taken together with the shares we already own, will constitute at least a majority of the outstanding Laser shares on a fully diluted basis and that the Laser board take all necessary actions to render the provisions of
Article IX of the Laser charter inapplicable to the offer and the merger. In the event our respective advisors determine that the REIT provisions under the Internal Revenue Code render a two-step transaction impracticable, we would restructure our proposal as a one step merger.

     We believe such a transaction would be extremely attractive to Laser's shareholders and would have their full support. Shareholders would receive a premium for their shares, and would not have to be concerned with the existing uncertainties related to their ownership of Laser, including those risks and uncertainties associated with the performance and disposition of the illiquid and esoteric derivative securities which remain in Laser's portfolio even long after the resignation of the original manager.

     In order for us to commit the resources and incur the expenses that are necessary to undertake a transaction of this type, we require that you execute the enclosed letter agreement providing us with a 30-day exclusivity period to complete our diligence and finalize all necessary documentation. Please let us know how you would like to proceed by the close of business on Friday, December 10th, 1999. If we have not received a meaningful response from you by that date, our proposal will expire and we will discontinue any further pursuit of a transaction involving the acquisition of the Company.

                               Very truly yours,


                               ELLINGTON MANAGEMENT GROUP,  L.L.C.

                               By:  VC Investments, L.L.C., as managing member

                                    By: /s/ Michael Vranos
                                        ------------------------------
                                        Michael Vranos
                                        Managing Member